Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of E-Power Inc. (formerly known as Sunrise New Energy Co., Ltd.) (the “Company”) on Form F-3 (File No. 333-272386) and Form S-8 (File No. 333-267105) of our report dated May 14, 2026, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of E-Power Inc. as of December 31, 2025 and 2024, and for each of the years in the two-year period ended December 31, 2025 appearing in the Annual Report on Form 20-F of E-Power Inc. .

We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ Wei, Wei & Co., LLP

Flushing, New York

May 14, 2026